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Exhibit 2.2

CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL
TREATMENT HAS BEEN REQUESTED IS OMITTED AND IS NOTED WITH "***." AN
UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN SUBMITTED SEPARATELY TO THE
SECURITIES AND EXCHANGE COMMISSION.

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

        This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the "Agreement") is made and entered into as of September 26, 2003 by and among Kintera, Inc., a Delaware corporation ("Kintera"), 5 Winds Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Kintera ("Merger Sub"), 5 Winds, Inc., a Delaware corporation ("Target"), and Spencer Hayman, Valerie Myers, Laura Bykowski Jones, David Hilmer, Matt Holland and Calendar Media Corporation, Inc. (each a "Founder" and collectively, the "Founders"). Kintera, Merger Sub, Target and the Founders are referred to collectively herein as the "Parties."

RECITALS

        A.    Target and Target Sub (as defined below) taken together are engaged in the business of developing web sites and/or internet based marketing strategies for non-profit and for-profit organizations, developing intranets for non-profit and for-profit organizations and developing database software for non-profit organizations (the "Business").

        B.    The Boards of Directors of Target, Kintera and Merger Sub believe it is in the best interests of their respective companies and the stockholders of their respective companies that Target and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Target (the "Merger") and, in furtherance thereof, have approved the Merger.

        C.    Pursuant to the Merger, among other things, the outstanding shares of the capital stock of Target ("Target Stock") shall be converted into the right to receive the Shares (as defined in Section 1.5) upon the terms and subject to the conditions set forth herein.

        D.    Target, Kintera and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

        E.    The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code.

AGREEMENT

        NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE MERGER

        Section 1.1    The Merger.    At the Effective Time (as defined in Section 2.1) and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit D (the "Certificate of Merger") and the applicable provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation. Target, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

        Section 1.2    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        Section 1.3    Certificate of Incorporation; By-laws.

          (a)   At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation; provided, however, that Section 1 of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is '5 Winds, Inc."'

          (b)   The By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended.

        Section 1.4    Directors and Officers.    At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

        Section 1.5    Kintera Common Stock; Effect on Capital Stock.

          (a)   At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Target or the holders of any of the following securities, each share of the Target Stock issued and outstanding immediately prior to the Effective Time shall be converted and exchanged into the right to receive that number of validly issued, fully paid and nonassessable shares of Kintera common stock, subject to Section 1.5(c) regarding fractional shares and Article VIII regarding indemnification and escrow, set forth on Schedule 1.5, with the total number of shares of Kintera common stock to which a holder of Target Stock is entitled pursuant to this Section 1.5 also set forth on Schedule 1.5. The total number of shares of Kintera common stock to which all holders of Target Stock are entitled pursuant to this Section 1.5 shall be the "Shares." After the Effective Time, any certificates representing shares of Target Stock shall represent only the right to receive the consideration set forth in this Section 1.5.

          (b)    Capital Stock of Merger Sub.    At the Effective Time, each share of the common stock of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

          (c)    Fractional Shares.    No fraction of a share of Kintera common stock will be issued, but in lieu thereof each holder of shares of Target common stock who would otherwise be entitled to a fraction of a share of Kintera common stock (after aggregating all fractional shares of Kintera common stock to be received by such holder) shall receive from Kintera one additional share of Kintera common stock in lieu of any such fractional share. The fractional share interests of each Target stockholder shall be aggregated, so that no Target stockholder shall receive more than one share of Kintera common stock with respect to any interest in fractional shares.

        Section 1.6    Stock Options.

          (a)   All options to purchase Target Stock outstanding at the Effective Time shall terminate as of the Effective Time, pursuant to the terms of such options.

        Section 1.7    Surrender of Certificates.

          (a)    Kintera to Provide Stock.    At Closing, each holder of Target Stock outstanding immediately prior to the Closing will deliver such holder's stock certificate(s) to Kintera. Conditioned upon receipt of such certificate(s), Kintera shall issue and deliver (i) *** certificates to each Target stockholder evidencing the Shares issuable pursuant to Section 1.5(a) less, for each Target stockholder, the Escrow Securities, as defined in Section 1.12, and (ii) certificates representing the Escrow Securities to the Escrow Agent pursuant to this Agreement.

          (b)    Transfers of Ownership.    At the Effective Time, the stock transfer books of Target shall be closed and there shall be no further registration of transfers of Target Stock thereafter on the records of Target. If, after the Effective Time, certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 1.7. If any certificate for Shares is to be issued in a name other than that in which the certificate surrendered in exchange therefore is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Kintera or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for Shares in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Kintera or any agent designated by it that such tax has been paid or is not payable.

        Section 1.8    Full Satisfaction.    The Shares delivered upon the surrender of shares of Target Stock in accordance with the terms hereof (including any dividends, distributions or cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Stock.

        Section 1.9    Tax Consequences.    It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code.

        Section 1.10    Taking of Necessary Action; Further Action.    Each of Kintera, Merger Sub and Target will take all such reasonable and lawful action as may be necessary or desirable in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name of both the Target and Merger Sub or otherwise to take all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

        Section 1.11    Audit; Adjustment Amount.

          (a)   Following the Closing, Kintera and Merger Sub shall have the right to employ a nationally-recognized accounting firm to audit Target's unaudited financial statements and other books and records for the partial fiscal year ending as of Closing and Target Sub's audited financial statements and other books and records for the full fiscal years ended in 2001 and 2002 (the "Audit").

          (b)   At the Closing, Target shall deliver to Kintera unaudited financial statements of Target, including consolidated and consolidating balance sheets as of June 30, 2003, August 31, 2003 and September 25, 2003, consolidated and consolidating statements of operations or income statements for Target's fiscal year 2003 through the same dates and consolidated and consolidating statements of cash flows for Target's fiscal year 2003 through the same dates (the "Closing Financial

  Statements"), prepared on an accrual basis in accordance with generally accepted accounting principles ("GAAP"). If the Audit reveals or Kintera and the Stockholders' Agent (as defined in Section 8.4) otherwise agree that a downward adjustment from the *** the consolidated statement of operations or income statement of the Target Sub for the full fiscal year 2002 is required for such financial statement to be in compliance with GAAP, then the accounting firm conducting the Audit or Kintera and the Stockholders' Agent, as applicable, shall specify in writing the *** that should be reflected in the consolidated statement of operations or income statement of the Target Sub for the full fiscal year 2002 (the "***"). *** times a multiplication factor (the "Factor"). If the *** adjustment is due to *** by Target or any Founder, the Factor shall be ***; otherwise the Factor shall be ***. ***. If there is an Adjustment Amount, the number of Shares being issued in the Merger may be adjusted pursuant to Section 8.2.

        Section 1.12    Escrow.    At the Closing, Kintera shall deposit with the escrow agent designated in the Stockholders Agreement (the "Escrow Agent"), a certificate representing the Shares (the "Escrow Securities"). The Escrow Securities shall be issued for the benefit of each Target stockholder in the amounts set forth on Schedule 1.5. The Escrow Securities shall be available to indemnify Merger Sub and Kintera as provided in Section 8.

ARTICLE II

CLOSING; ACTIONS AT CLOSING

        Section 2.1    Closing; Effective Time.    The closing of the transactions contemplated hereby (the "Closing") shall take place on the date hereof, or at such other time as the parties hereto agree (the "Closing Date"). The Closing shall take place at the offices of Gray Cary Ware & Freidenrich LLP, 4365 Executive Drive, Suite 1100, San Diego, CA 92121, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger, together with any required certificates, with the Secretary of State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing being the "Effective Time").

        Section 2.2    Actions at the Closing.    At the Closing:

          (a)   Kintera shall deliver to Target and the Founders the various certificates, instruments and documents referred to in Section 7.3;

          (b)   Target and the Founders shall deliver to Kintera the various certificates, instruments and documents referred to in Section 7.2; and

          (c)   Kintera shall deliver to the Escrow Agent the Escrow Securities.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TARGET AND THE FOUNDERS

        In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means a material adverse effect on the business, assets (including intangible assets), financial condition, prospects, or results of operations of such entity and its subsidiaries, taken as a whole, which is individually in excess of $***, or, in the aggregate, in excess of $***.

        In this Agreement, any reference to a Party's "knowledge," unless otherwise qualified, means the knowledge such Party would have after reasonable inquiry of the Party's employees, officers and directors.

        As used in this Agreement, the word "Subsidiary" means, with respect to any Party, any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Party or by any one or more of its Subsidiaries, or by such Party and one or more of its Subsidiaries. Except as disclosed in a disclosure schedule, which references the specific representations and warranties as to which the exception is made (the "Disclosure Schedule"), Target and the Founders jointly and severally represent and warrant to Kintera and Merger Sub as of the date of this Agreement as follows:

        Section 3.1    Organization, Standing and Power.    Target and Little Tornadoes, Inc., a Delaware corporation, a subsidiary of Target ("Target Sub"), are corporations duly incorporated, validly existing and in good standing under the laws of the jurisdiction of their respective formation, have all requisite power to own, lease and operate their properties and to carry on their business as currently being conducted and as currently proposed to be conducted, and are duly qualified to transact business and are in good standing in each jurisdiction in which the nature of their operations requires such qualification, except where failure to be so qualified or in good standing would not have a Material Adverse Effect on Target, Target Sub or their assets. Target has delivered to Kintera true and correct copies of its and Target Sub's charter documents (Certificate of Incorporation and By-laws), as amended to date. Neither Target nor Target Sub is in violation of any of the provisions of its charter documents. Except as set forth on the Disclosure Schedule, neither Target nor Target Sub directly or indirectly owns any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, joint venture or other business association or entity except for Target's interest in Target Sub. Neither Target nor Target Sub has any subsidiaries, except that Target Sub is a subsidiary of Target. Target Sub is a wholly-owned subsidiary of Target.

        Section 3.2    Authority; Required Filings and Consents.

          (a)   Target and each Founder have all requisite power and authority to enter into this Agreement and the Transaction Documents (as defined below) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and all ancillary agreements referenced herein and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Target, its board of directors and its stockholders. This Agreement, the Stockholders Agreement in substantially the form attached hereto as Exhibit A (the "Stockholders Agreement"), the Certificate of Merger and all ancillary agreements executed and delivered by Target and the Founders as required by this Agreement (collectively, the "Transaction Documents") have been or will be duly executed and delivered by Target and/or the Founders, as applicable, and constitute or will constitute the valid and binding obligations of Target and/or the Founders, as applicable, enforceable against Target and/or the Founders, as applicable, in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and general principles of equity. The Board of Directors of Target has unanimously (i) approved this Agreement and the Merger, (ii) determined that in its opinion the Merger is in the best interests of the stockholders of Target and is on terms that are fair to such stockholders and (iii) recommended that the stockholders of Target approve this Agreement, the Certificate of Merger and the Merger. The stockholders of Target have also approved this Agreement, the Certificate of Merger and the Merger. No approval of the Board of Directors or stockholders of Target Sub are required under applicable law.

          (b)   The execution and delivery by Target and the Founders of this Agreement and the other Transaction Documents to which Target and the Founder is or will be a party does not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of, the charter documents of Target or Target Sub, (ii) result in any violation or breach of or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, any note, mortgage, indenture, lease, contract or other agreement or obligation to which Target, Target Sub or any Founder is a party or by which Target, Target Sub, any Founder, or any of Target's or Target Sub's assets may be bound except where such violation, breach or right would not have a Material Adverse Effect on Target, Target Sub or their assets, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target, Target Sub, any Founder, or any of Target's or Target Sub's assets except where such conflict or violation would not have a Material Adverse Effect on Target, Target Sub or their assets.

          (c)   No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Target or Target Sub in connection with the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger, together with any required officers' certificates; (ii) filings, if any, required under Regulation D of the Securities Act of 1933; (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws; and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not prevent or materially alter or delay any of the transactions contemplated by this Agreement.

        Section 3.3    Capitalization.    The authorized capital stock of Target consists of 2,000 shares of common stock, par value $0.01 per share, of Target, of which 1,492.3 shares were issued and outstanding. The authorized capital stock of Target Sub consists of 1,000,000 shares of Class A common stock, $0.01 per share par value, and 1,000,000 shares of Class B common stock, par value $0.01 per share. Target owns 310,111.52 shares of Class A common stock and 769,760.6421 shares of Class B common stock of Target Sub, and Target Sub has no other shares of its Class A common stock or Class B common stock outstanding. All outstanding shares of Target Stock and Target Sub capital stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances, and are not subject to preemptive rights or rights of first refusal created by statute (in each case that have not been complied with or waived), the Certificate of Incorporation or By-laws of Target or Target Sub (as applicable) or any agreement to which Target or Target Sub (as applicable) is a party or by which it is bound. Other than the Target Stock described in the first sentence of this Section 3.3 above, Target has no other classes of stock of which shares are currently outstanding. Other than the Target Sub capital stock described in the second sentence of this Section 3.3 above, Target Sub has no other classes of stock of which shares are currently outstanding. No shares of Target Stock are held in treasury. There are no options, warrants, calls, rights, commitments or agreements of any character to which Target or Target Sub is a party or by which either is bound obligating Target or Target Sub to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of its capital stock (whether common stock, preferred stock or any other class of equity or debt security) or obligating Target or Target Sub to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth in Schedule 3.3 of the Disclosure Schedule, there are no contracts, commitments or agreements relating to voting, purchase or sale of Target or Target Sub common stock between Target or Target Sub and any of their stockholders. All outstanding securities issued by Target or Target Sub were issued in compliance with all applicable federal and state securities laws. The capitalization of Target and Target Sub, as set forth above, including the names and addresses of record on Target's and Target Sub's respective books, of each holder of any Target or Target Sub security, is set forth in Schedule 3.3 to the Disclosure Schedule. Schedule 3.3 also notes, with respect to any stock options granted by Target or Target Sub, whether such options were intended to qualify for treatment as incentive stock options under the Code. The promissory note of Target previously held by Calendar Media Corporation, Inc. ("Calendar Media") in an original principal amount of Seventy Thousand Dollars ($70,000) (the "Converted Note") has been converted into Target common stock, with such shares included in the number of outstanding shares of Target common stock set forth above. ***.

        Section 3.4    Financial Statements.    Target has delivered to Kintera the audited consolidated and consolidating financial statements, including balance sheets, statements of operations or income statements and statements of cash flows, of Target Sub as of and for each of the fiscal years ended in 2001 and 2002, and Target's unaudited consolidated and consolidating financial statements for each of the subsequent six months ended June 30, 2003 and the Closing Financial Statements (collectively, the "Target Financial Statements"). The Target Financial Statements are correct in all material respects and were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, except that the interim financial statements do not include notes. The Target Financial Statements present fairly the financial position of Target in all material respects as of the respective dates and the results of its operations and cash flows for the periods indicated, subject in the case of partial year financial statements to normal, year-end audit adjustments. Target has maintained a standard system of accounting and internal controls established and administered in accordance with good business practices sufficient to permit the preparations of consolidated and consolidating financial statements in accordance with GAAP. All of Target's Accounts Receivable (as that term is defined below) as of September 25, 2003 are reflected on the balance sheet of Target dated September 25, 2003.

        Section 3.5    Absence of Undisclosed Liabilities.    Neither Target nor Target Sub has any liabilities, either accrued or contingent (whether or not required to be reflected in consolidated financial statements in accordance with GAAP), and whether due or to become due, other than (i) liabilities reflected or provided for on the consolidated balance sheet as of June 30, 2003 (the "Balance Sheet") contained in the Target Financial Statements and (ii) liabilities specifically described in this Agreement, the Schedules hereto or the Disclosure Schedule. Neither Target nor Target Sub are liable for over Forty-Four Thousand Four Hundred Forty-Four Dollars ($44,444) to Calendar Media pursuant to the promissory note of Target in an original principal amount of One Hundred Thousand Dollars ($100,000) (the "Second Note").

        Section 3.6    Absence of Certain Changes.    Since December 31, 2002 (the "Measurement Date"), Target and Target Sub have conducted their business in the ordinary course and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to Target or Target Sub; (ii) any acquisition, sale or transfer of any asset of Target or Target Sub that would have a Material Adverse Effect other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or Target Sub or any revaluation by Target or Target Sub of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Target or Target Sub or any direct or indirect redemption, purchase or other acquisition by Target or Target Sub of any of its shares of capital stock; (v) any Material Contract (as such term is defined in Section 3.11) entered into by Target or Target Sub, other than in the ordinary course of business and as provided to Kintera, or any amendment that would have a Material Adverse Effect or termination of, or default under, any Material Contract to which Target or Target Sub is a party or by which it is bound; (vi) any amendment or change to the charter documents of Target or Target Sub; (vii) any increase in or modification of the compensation or benefits paid, payable or to become payable by Target or Target Sub to any of their directors, officers or employees; (viii) any reduction in the sales of Target or Target Sub to or significant detrimental change in terms with any customer year-to-date through June 30, 2003 as compared to the same time period last year or (ix) any negotiation or agreement by Target or Target Sub to do any of the things described in the preceding clauses

(i) through (viii) (other than negotiations with Merger Sub, Kintera and their representatives regarding the transactions contemplated by this Agreement). As of Closing, there will be no accrued but unpaid dividends on shares of Target's capital stock.

        Section 3.7    Taxes.

          (a)   For purposes of this Agreement, a "Tax" or, collectively, "Taxes," means any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (b)   Target, Target Sub and any predecessor entity (the "Predecessor") have prepared and timely filed all returns, estimates, information statements and reports required to be filed with any taxing authority ("Returns") relating to any and all Taxes concerning or attributable to Target or Target Sub, such Predecessor or any of their respective operations and such Returns are true and correct in all respects and have been completed in all respects in accordance with applicable law. Target has delivered to Kintera true and correct copies of all federal Returns filed by Target or Target Sub and delivered to Kintera all other Returns filed by Target, its Predecessor or Target Sub since Target's, the Predecessor's or Target Sub's inception.

          (c)   Target and Target Sub, as of the Closing Date, (i) will have paid all Taxes they or the Predecessor is required to pay prior to the Closing Date and (ii) will have properly withheld and remitted to the proper taxing authority all Taxes required to be withheld with respect to amounts paid or owed to any employee, independent contractor, stockholder, or other third party.

          (d)   There is no Tax deficiency outstanding or assessed or proposed against Target, its Predecessor or Target Sub that is not reflected as an estimated liability on the Balance Sheet or set forth on the Disclosure Schedule, nor has Target, Target Sub or Predecessor executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax.

          (e)   None of Target, Target Sub or Predecessor has any liabilities for unpaid Taxes that have not been accrued for or reserved on the Balance Sheet, whether asserted or unasserted, contingent or otherwise.

          (f)    None of Target, Target Sub or Predecessor is a party to any tax-sharing agreement or similar arrangement with any other party, or any contractual obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or to indemnify any other person with respect to any Tax.

          (g)   Neither Target nor Target Sub is a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Target or Target Sub that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 464 or 162(m) of the Code by Target, Target Sub or Merger Sub as an expense under applicable law.

          (h)   Neither Target's nor Target Sub's Returns have ever been audited by a government or a taxing authority, no such audit is in process or pending, and neither Target nor Target Sub has been notified of any request for such an audit or other examination. Target has delivered to Kintera accurate and complete copies of all audit reports and similar documents (to which Target has access) relating to Target and Target Sub Returns.

          (i)    No claim or legal proceeding is pending or has been threatened against or with respect to Target or Target Sub in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by Target or Target Sub with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by Target or Target Sub and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of Target or Target Sub, except liens for current Taxes not yet due and payable. Target has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. Target has not been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

          (j)    Neither Target nor Target Sub has, at any time, been a member of a group (including an affiliated group, within the meaning of Section 1504 of the Code) with which it has filed or been included in a combined, consolidated or unitary income Return, other than a group of which Target or Target Sub is or was the common parent. Neither Target nor Target Sub is, nor has it ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar contract. Neither Target nor Target sub is liable for the Taxes of any taxpayer under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract (including any tax allocation agreement, tax sharing agreement or tax indemnity agreement), or otherwise for any taxable period beginning before the Closing Date. Assuming the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, no Tax liability or restriction, reduction or limitation on or of favorable Tax attributes (such as losses or credits, loss or credit carryovers, basis or deduction) will arise directly or indirectly as a result of the Merger other than pursuant to Section 382 and Section 383 of the Code. Prior to the Merger, none of Target, Target Sub or any Predecessor has been subject to limitations under Sections 382 or 383 of the Code and none of the available net operating losses and carryovers set forth in the Disclosure Schedule has otherwise been restricted, reduced or limited.

          (k)   Neither Target nor Target Sub has executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax.

          (l)    Target and Target Sub have collected all sales and use Taxes required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate governmental entity and have furnished properly completed exemption certificates for all exempt transactions.

          (m)  No claim has ever been made by a governmental entity in a jurisdiction where Target or Target Sub does not file Returns that they are or may be subject to taxation by that jurisdiction.

          (n)   No power of attorney with respect to Taxes has been granted with respect to the Target or Target Sub.

        Section 3.8    Assets and Real Property.

          (a)   The assets of Target and Target Sub collectively constitute all the assets necessary or desirable to conduct Target's and Target Sub's business as currently conducted or as presently proposed to be conducted. Either Target or Target Sub owns or leases all of the assets, including all tangible assets and properties, that are used in the conduct of the Business as currently conducted or that are reflected on the Balance Sheet or were acquired since the date of the Balance Sheet (the tangible assets included in such assets the "Material Tangible Assets"). The Material Tangible Assets are in good operating condition and repair, except for reasonable wear and tear that does not materially affect the use of such asset. Target or Target Sub has good and marketable title to all assets reflected on the Balance Sheet (except properties, interests in properties and assets sold or otherwise disposed of since the date of the Balance Sheet in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except as reflected in the Target Financial Statements and except for liens for current taxes not yet due and payable. Assuming the due execution and delivery thereof by the other parties thereto, all leases or licenses of assets to which Target or Target Sub are a party are in full force and effect and valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and general principles of equity. The Disclosure Schedule sets forth a true and correct list of all such leases and licenses, and true and correct copies of all such leases and licenses have been provided to Kintera. Included in Schedule 3.8 is a list of all computer equipment, including software, as well as office furniture, owned by Target or Target Sub.

          (b)   Neither Target nor Target Sub owns any real property. The Disclosure Schedule sets forth a true and complete list of all real property leased by Target or Target Sub. Assuming the due execution and delivery thereof by the other parties thereto, all such real property leases are in full force and effect and valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and general principles of equity. True and correct copies all such of real property leases have been provided to Kintera.

        Section 3.9    Intellectual Property.

          (a)   Target or Target Sub owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, common law trademarks, trade names, trade secrets (including customer lists), service marks and copyrights, and any applications for and registrations of such patents, trademarks, service marks, and copyrights and all processes, formulas, methods, schematics, technology, know-how, computer software programs, data or applications and tangible or intangible proprietary information or material that are used in the Business as currently conducted, free and clear of all liens, claims or encumbrances (all of which, whether held by Target or Target Sub, are referred to as the "Target Intellectual Property Rights"). The foregoing representation as it relates to Licensed Intellectual Property (as defined below) is limited to the interests of Target or Target Sub pursuant to licenses from third parties, each of which is in full force and effect, is valid, binding and enforceable and grants Target or Target Sub such rights to such intellectual property as are used in the Business as currently conducted.

          (b)   Schedule 3.9 of the Target Disclosure Schedule contains an accurate and complete description of (i) all patents, trademarks, common law trademarks, trade names, service marks and copyrights included in the Target Intellectual Property Rights, including the jurisdictions in which each such Target Intellectual Property Right has been issued or registered, if applicable, or in which any such application for such issuance and registration has been filed, (ii) all licenses and sublicenses, distribution agreements and other agreements to which Target or Target Sub is a party and pursuant to which any person is authorized to use any Target Intellectual Property Rights, (iii) all licenses, sublicenses and other agreements to which Target or Target Sub is a party and pursuant to which Target or Target Sub is authorized to use any third party technology, trade secret, know-how, process, patent, trademark or copyright, including software ("Licensed Intellectual Property"), which is used in the conduct of the Business (including licenses for off the shelf software), (iv) all joint development agreements to which Target or Target Sub is a party, and (v) all agreements with Governmental Entities or other third parties pursuant to which Target or Target Sub has obtained funding for research and development activities.

          (c)   Neither Target nor Target Sub will be as a result of Target's execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Target Intellectual Property Rights or Licensed Intellectual Property.

          (d)   None of Target, Target Sub or the Founders (i) have received notice of a claim of infringement of any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party and (ii) have any knowledge of any claim challenging or questioning the validity or effectiveness of any license or agreement relating to any Target Intellectual Property Rights or Licensed Intellectual Property.

          (e)   Target and Target Sub have at all times used reasonable efforts to protect their respective proprietary information and to prevent such information from being released into the public domain.

          (f)    Target and Target Sub have caused each person currently or formerly employed by Target or Target Sub (including independent consultants and contractors, if any) to execute and deliver to Target or Target Sub an employee innovations and proprietary rights assignment agreement in Target's or Target Sub's standard form and has provided copies of such agreements to Kintera. To the knowledge of Target, Target Sub and the Founders, neither the execution or delivery of any such agreement by any such person, nor the carrying on of the business as currently conducted, has or will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such persons is obligated.

          (g)   All right, title and interest in and to the software code included in Target's or Target Sub's software products is owned by Target, free and clear of all liens or ownership interests of third parties, and no one has any interest in such software code, including any security interest, license, contingent interest or otherwise.

        Section 3.10    Bank Accounts.    Schedule 3.10 of the Disclosure Schedule sets forth the names and locations of all banks and other financial institutions at which Target and Target Sub maintain accounts of any nature, the type of accounts maintained at each such institution, the names of all persons authorized to draw thereon or make withdrawals therefrom and the balance of each account as of September 25, 2003.

        Section 3.11    Material Contracts.    All the Material Contracts (as defined below) to which Target or Target Sub is a party are listed in Schedule 3.11 hereto. In addition, Schedule 3.11 lists all sales contracts to which Target or Target Sub is a party and indicate whether such contract provides for cash receivables and/or barter. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect with respect to Target or Target Sub, as applicable, and to Target's, Target Sub's and the Founders' knowledge is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in each case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Effective Time in accordance with the terms thereof as in effect prior to the Effective Time, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (iii) none of Target, Target Sub nor, to Target's, Target Sub's or the Founders' knowledge, any other party, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by Target, Target Sub or, to Target's, Target Sub's or the Founders' knowledge, by any such other party, or permit termination, modification or acceleration, under the agreement. Neither Target nor Target Sub is a party to any oral Material Contract. "Material Contract" means any contract, agreement or commitment to which Target or Target Sub is a party, including, but not limited to, any leases, licenses, royalty agreements, development agreements, service agreements, distributor agreements or any other obligations (a) with expected receipts or expenditures in excess of $1,000, (b) requiring Target or Target Sub to indemnify any party or person, (c) granting any exclusive rights to any party, (d) evidencing indebtedness for borrowed or loaned money of $1,000 or more, including guarantees of such indebtedness, or (e) which if breached by Target or Target Sub would reasonably be expected to have a Material Adverse Effect on Target or Target Sub. Neither Target nor Target Sub is a party to any agreement with any salesperson, consultant, contractor or other party obligating Target or Target Sub to pay any commission or compensation to such other party after the Closing with respect to the purchases of any current or prospective customer.

        Section 3.12    Labor Difficulties.    Neither Target nor Target Sub is engaged in any unfair labor practice or in violation of any material provision of any applicable laws respecting employment, employment practices or terms and conditions of employment. There is no unfair labor practice complaint against Target or Target Sub pending or threatened before any Governmental Entity. There is no strike, labor dispute, slowdown, or stoppage pending or threatened against Target or Target Sub. Neither Target nor Target Sub is now nor has either ever been subject to any union organizing activities or collective bargaining activities. Neither Target nor Target Sub has experienced any work stoppage or other labor difficulty.

        Section 3.13    Trade Regulation.    Neither Target nor Target Sub has (a) terminated its relationship with, (b) been terminated by or (c) refused to provide services to any customer which had theretofore paid or been obligated to pay Target or Target Sub, as applicable, in excess of $10,000 over any consecutive twelve month period. All of the prices charged by Target or Target Sub in connection with the marketing or sale of any of their respective services have been in compliance with all applicable laws and regulations, except for such noncompliance that would not have a Material Adverse Effect on Target or Target Sub. No claims have been asserted or, to the knowledge of Target or Target Sub, threatened against Target or Target Sub with respect to unfair competition, false advertising, or any other violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind, and, to the knowledge of Target or Target Sub, no specific situation, set of facts, or occurrence provides any basis for any such claim, except for such claims that would not have a Material Adverse Effect on Target or Target Sub or their respective assets.

        Section 3.14    Environmental Matters.

          (a)   None of the properties or facilities of Target or Target Sub is in violation of any federal state or local law, ordinance, regulation or order relating to the protection of public health and safety, the protection of worker health and safety or the environmental conditions on, under or about the properties or facilities, including, but not limited to, soil and ground water condition except where the violations would not constitute a Material Adverse Effect on Target or Target Sub. During the time that Target and Target Sub has owned or leased its properties and facilities, none of Target, Target Sub or, to Target's or Target Sub's knowledge, any third party, has released, used, generated, manufactured or stored on, under or about the properties or facilities or transported to or from the properties or facilities any hazardous materials.

          (b)   During the time that Target and Target Sub have owned or leased their respective properties or facilities, there has been no litigation brought or threatened against Target or Target Sub by, or any settlement reached by Target or Target Sub with, any party or parties alleging the presence, disposal, release or threatened release of any hazardous materials on, from or under any of the properties or facilities.

        Section 3.15    Employee Benefit Plans.

          (a)   Section 3.15 of the Disclosure Schedule lists, with respect to Target, any subsidiary of Target (including Target Sub) and any trade or business (whether or not incorporated) which is treated as a single employer with Target (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code, each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, severance, relocation, termination pay, deferred compensation, sabbatical, performance awards, bonus, stock or stock-related awards, fringe benefit, cafeteria benefit, dependent care, including without limitation, each "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") which is or has been maintained, contributed to, or required to be contributed by Target, Target Sub or any other ERISA Affiliate or with respect to which Target, Target Sub or any other ERISA Affiliate has or may have any liability or obligation (collectively, the "Target Employee Plans"). None of the Target Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person. Neither Target nor Target Sub has any plan or commitment to establish any new Target Employee Plans or amend any Target Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in Target's consolidated financial statements.

          (b)    Documents.    Target and Target Sub have furnished to Kintera true and complete copies of documents relating to each Target Employee Plan, including (without limitation) plan documents, trust documents, the most recent determination or opinion letter, group annuity contracts, plan amendments, insurance policies or contracts, individual participant agreements, employee booklets, administrative service agreements, summary plan descriptions, compliance and nondiscrimination tests for the last three plan years, Form 5500 reports filed for the last three plan years, standard Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") forms and notices, all registration statements and prospectuses, and any material employee communications relating to any Target Employee Plan.

          (c)    Compliance.    Each Target Employee Plan has been administered in accordance with its terms and in material compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code) and Target, Target Sub and each other ERISA Affiliate have performed all material obligations required to be performed by them under, are not in default under or violation of and have no knowledge of any default or violation by any other party to, any of the Target Employee Plans except as would not have a Material Adverse Effect on Target or Target Sub. Any Target Employee Plan intended to be qualified under Section 401(a) of the Code has obtained from the Internal Revenue Service a favorable determination letter or opinion letter as to its qualified status under the Code and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Target Employee Plan subject to Code Section 401(a). Target, Target Sub and each of their subsidiaries have complied in all material respects with, and have no material unsatisfied obligations to any individual under, the health care continuation and notice provisions of COBRA, or any applicable state continuation coverage requirements, the Family and Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act and the Cancer Rights Act of 1998. There are no suits, administrative proceedings, actions or other litigation which have been brought, or to the knowledge of Target or Target Sub threatened, against or with respect to any such Target

  Employee Plan, including specifically any audit or inquiry by the Internal Revenue Service or the Department of Labor, other than administrative claims for benefits arising in the ordinary operation of such plans. All contributions required to be made by Target, Target Sub or any subsidiary of either or any other ERISA Affiliate, to any Target Employee Plan have been made timely in accordance with applicable ERISA requirements and have either been made on or before their due dates or a reasonable amount has been paid or accrued, in accordance with Target's or Target Sub's ordinary business procedures for the current plan years.

          (d)    No Title IV or Multiemployer Plan.    Neither Target nor Target Sub does now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any pension plan which is subject to Title IV of ERISA or Section 412 of the Code. None of Target, Target Sub nor any other ERISA Affiliate is a party to, has made or is required to make any contribution to, or otherwise incurred any obligation or liability (including contingent liability) under, any "multiemployer plan" as defined in Section 3(37) of ERISA. None of Target, Target Sub nor any other ERISA Affiliate has any actual or potential withdrawal liability (including contingent liability) for any complete or partial withdrawal from any multi-employer plan.

          (e)    Effect of Transaction.    The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Target or Target Sub, to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute or bonus), except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting of any such benefits, or increase the amount of compensation due any such employee or service provider. No benefit payable or which may become payable by Target or Target Sub pursuant to any Target Employee Plan or as a result of or arising under this Agreement shall constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code. Each Target Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms without liability to Kintera.

        Section 3.16    Compliance with Laws.    Target and Target Sub have complied with, are not in violation of, and have not received any notices of violation with respect to, any statute, law or regulation applicable to either Target or Target Sub, the ownership or operation of the Business or the Founders except as such violation would not have a Material Adverse Effect on Target or Target Sub.

        Section 3.17    Employees and Consultants.    Schedule 3.17 of the Disclosure Schedule contains a list of the names of all employees, independent contractors, consultants and advisors of Target and Target Sub as of the date of this Agreement and their salaries or wages, other compensation (including any distributions to such employees, independent contractors, consultants and advisors of Target or Target Sub in their capacity as members of Target or Target Sub), dates of employment and positions and the date of the last increase in their compensation.

        Section 3.18    Litigation.    There is no action, suit, proceeding, claim, arbitration or known investigation pending before any agency, court or tribunal or, to the knowledge of Target, Target Sub or the Founders, threatened against Target, Target Sub, any Predecessor or Target's or Target Sub's properties or officers or directors (in their capacities as such), the Founders or its assets. There is no judgment, decree or order against Target, Target Sub or any Predecessor, the Founders or, to the knowledge of Target, Target Sub and the Founders, any of the directors or officers (in their capacities as such). All litigation to which Target, Target Sub or any Predecessor, the Founders or Target's or Target Sub's assets is a party (or, to their knowledge, threatened to become a party) is disclosed in Schedule 3.18 of the Disclosure Schedule.

        Section 3.19    Restrictions on Business Activities.    There is no agreement, judgment, injunction, order or decree binding upon Target, Target Sub or the Founders which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of Target, Target Sub or the Founders or the operation of the Business as currently conducted.

        Section 3.20    Governmental Authorization.    Target and Target Sub have obtained each governmental consent, license, permit, grant or other authorization of a Governmental Entity that is required for the operation of the Business of Target and Target Sub (collectively, the "Target Authorizations"), and all of such Target Authorizations are in full force and effect except where failure to obtain such Target Authorization would not have a Material Adverse Effect on Target or Target Sub.

        Section 3.21    Insurance.    Schedule 3.21 of the Disclosure Schedule contains a list and description of all insurance policies in effect which are maintained by Target or Target Sub or as to which Target or Target Sub is an insured party. There is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid, and Target and Target Sub are otherwise in compliance with the terms of such policies. Neither Target nor Target Sub has received any written notice of any threatened termination of, or premium increase with respect to, any of such policies.

        Section 3.22    Interested Party Transactions.    No officer, director or employee of Target or Target Sub has any interest in (i) any equipment or other property or asset, real or personal, tangible or intangible, including, without limitation, any of the Target Intellectual Property Rights, used in connection with or pertaining to the Business, (ii) any creditor, supplier, customer, manufacturer, agent, representative, or distributor of any of Target's or Target Sub's products, (iii) any entity that competes with Target or Target Sub, or with which Target or Target Sub is affiliated or has a business relationship, or (iv) any agreement, obligation or commitment, written or oral, to which Target or Target Sub is a party.

        Section 3.23    No Existing Discussions.    As of the date hereof, neither Target nor Target Sub is engaged, directly or indirectly, in any discussions or negotiations with any party other than Merger Sub and Kintera with respect to any merger, consolidation, sale of all or substantially all of its assets, or similar transactions.

        Section 3.24    Charter Documents.    Target has furnished to Kintera, or its representatives, for its examination (i) copies of all proceedings, consents, actions, and meetings of the board of directors and stockholders of Target and Target Sub and (ii) all permits, orders, and consents issued by any Governmental Entity with respect to Target or Target Sub. Target's and Target Sub's corporate records, including Target's and Target Sub's minute book, are complete and accurate in all material respects, and the signatures of all officers and directors and other persons appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in compliance with the laws of the applicable jurisdiction, except where non-compliance would not have a Material Adverse Effect, individually or in the aggregate, on Target or Target Sub.

        Section 3.25    Accounts Receivable; Accounts Payable.    The accounts receivable of Target and Target Sub arising from the Business as set forth on the Target Financial Statements or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice, are not subject to valid defenses, set-offs or counterclaims; and are fully collectible in the normal and ordinary course of business less the recorded allowance for collection losses on the Closing Financial Statements. Neither Target nor Target Sub has any knowledge of any facts or circumstances generally which would result in any increase in the uncollectibility of such accounts receivable. The allowance for collection losses on the Target Financial Statements has been determined in accordance with GAAP consistent with past practice. The accounts payable, accounts receivable and accrued expenses of Target and Target Sub as of the day prior to Closing are set forth in Schedule 3.25. Since June 30, 2003, Target and Target Sub have maintained all accounts payable and new commissions payable at a level and at terms consistent with prior historical experience and has collected all accounts receivable in the ordinary course of business, without discount and at a level consistent with prior historical experience. *** Target or Target Sub *** Target or Target Sub *** Target or Target Sub *** Merger.

        Section 3.26    No Misrepresentation.    No representation or warranty by Target, Target Sub or the Founders in this Agreement, or any written statement, document, certificate or schedule furnished or to be furnished by or on behalf of Target, Target Sub or Founders pursuant to this Agreement or in connection with the transactions contemplated hereby, when taken together, contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact required to be stated therein or necessary in order to make such statements, in light of the circumstances under which they were made, not misleading. Target and Target Sub have delivered to Kintera or its representatives true and complete copies of all documents which are referred to in this Article III or in the Disclosure Schedule.

        Section 3.27    Use of Third Party Information.    Target and Target Sub comply with all applicable United States, and to the best of their knowledge, foreign privacy laws and regulations regarding the collection, retention, use and disclosure of personal information, and Target and Target Sub take all appropriate and industry standard measures to protect and maintain the confidential nature of the personal information provided to Target and Target Sub by individuals. Target and Target Sub have adequate technological and procedural measures in place to protect personal information collected from individuals against loss, theft and unauthorized access or disclosure. Neither Target nor Target Sub knowingly collects information from or target children under the age of thirteen. Neither Target nor Target Sub sells, rents or otherwise makes available to third parties any personal information submitted by individuals. Target and Target Sub have the full power and authority to use and to transfer all rights either has in any third party's personal information in its possession and/or control to Kintera and Merger Sub. Neither Target nor Target Sub is a party to any contract, nor is it subject to any other obligation that, following the Closing, would prevent Kintera and Merger Sub and/or the affiliates of Kintera from using such information in a manner consistent with applicable privacy laws, customer privacy policies and industry standards regarding the disclosure and use of information.

        Section 3.28    Employee Matters.    Target and Target Sub are in compliance with all currently applicable laws and regulations respecting terms and conditions of employment including, without limitation, applicant and employee background checking, immigration laws, discrimination laws, verification of employment eligibility, employee leave laws, classification of workers as employees and independent contractors, wage and hour laws, and occupational safety and health laws, except where any failure to comply would not constitute a Material Adverse Effect on Target or Target Sub. There are no proceedings pending or, to Target's or the Founders' knowledge, reasonably expected or threatened, between Target or Target Sub, on the one hand, and any or all of their current or former employees, on the other hand, including, but not limited to, any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage. There are no claims pending, or, to Target's, Target Sub's or the Founders' knowledge, reasonably expected or threatened, against Target or Target Sub under any workers' compensation or long term disability plan or policy. Neither Target nor Target Sub has any unsatisfied obligations that would have a Material Adverse Effect on Target or Target Sub to any employees, former employees, or qualified beneficiaries pursuant to COBRA, HIPAA, or any state law governing health care coverage extension or continuation. Neither Target nor Target Sub is a party to any collective bargaining agreement or other labor union contract, nor does Target or Target Sub know of any activities or proceedings of any labor union to organize their respective employees. Target and Target Sub have provided all employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation which became due and payable through the date of this Agreement.

        Section 3.29    Bank Accounts/Credit Cards.    Target and Target Sub have removed all officers and employees of each as signatories to any Target or Target Sub accounts and replaced them with designees of Kintera, and has terminated any credit cards for which Target or Target Sub is liable, and has delivered all such credit cards to Kintera.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
KINTERA AND THE MERGER SUB

        Except as disclosed in the disclosure schedule which references the specific representations and warranties as to which the exception is made (the "Merger Sub Disclosure Schedule"), Kintera and the Merger Sub jointly and severally represent and warrant to Target and the Founders as of the date of this Agreement as follows:

        Section 4.1    Organization.

          (a)   Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Merger Sub. Merger Sub is not in violation of any material provisions of its Certificate of Incorporation, By-laws or other charter documents.

          (b)   Kintera is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Kintera. Kintera is not in violation of any material provisions of its Certificate of Incorporation, By-Laws or other charter documents.

        Section 4.2    Authority; No Conflict; Required Filings and Consents.

          (a)   Merger Sub and Kintera each has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which Merger Sub or Kintera is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Merger Sub or Kintera. This Agreement and the other Transaction Documents to which Merger Sub or Kintera is a party have been or will be duly executed and delivered by Merger Sub or Kintera and constitute or will constitute the valid and binding obligations of Merger Sub or Kintera, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy laws and other similar laws affecting creditors' rights generally and general principles of equity.

          (b)   The execution and delivery by each of Merger Sub and Kintera of this Agreement, the other Transaction Documents to which it is or will be a party do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or By-laws of Merger Sub or Kintera, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under, any note, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Merger Sub or Kintera is a party or by which it or any of its properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Merger Sub or Kintera or any of its properties or assets, except in the case of (i), (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not have a Material Adverse Effect on Merger Sub or Kintera.

          (c)   No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Merger Sub or Kintera in connection with the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger, together with any required officers' certificates; (ii) filings, if any, required under Regulation D of the Securities Act of 1933; (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws; and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not prevent or materially alter or delay any of the transactions contemplated by this Agreement or would not have a Material Adverse Effect on Merger Sub or Kintera.

        Section 4.3    Financial Statements.    Kintera has delivered to Target and the Founders its unaudited financial statements for the fiscal year ended 2002, and its unaudited financial statements (balance sheet and statement of operations) as at and for the six month period ended June 30, 2003 (collectively, the "Kintera Financial Statements"). The Kintera Financial Statements are complete and correct in all material respects and have been prepared in accordance with GAAP (except that the unaudited financial statements do not have a statement of cash flows and do not have notes thereto) applied on a consistent basis throughout the periods indicated and with each other. The Kintera Financial Statements fairly present the financial condition and operating results of Kintera as of the dates, and for the periods indicated therein, subject to normal year-end audit adjustments. Kintera has maintained a standard system of accounting established and administered in accordance with good business practices sufficient to permit the preparation of financial statements in accordance with GAAP.

        Section 4.4    Capitalization.    As of June 30, 2003, the authorized capital stock of Kintera consists of Sixty Million (60,000,000) shares of common stock, $0.001 par value, of which Twenty-five Million Six Hundred Thirty-five Thousand Five Hundred Thirty-seven (25,635,537) shares are issued and outstanding (excluding additional shares outstanding as a result of exercises of certain of the options previously outstanding under Kintera's 2000 Stock Option Plan after June 30, 2003), and Twenty Million (20,000,000) shares of preferred stock, $0.001 par value, of which (i) Three Million (3,000,000) shares are designated as Series A Preferred Stock, Three Million (3,000,000) shares outstanding, (ii) One Million Four Hundred Twenty-eight Thousand Five Hundred Seventy-one (1,428,571) shares are designated as Series B Preferred Stock, One Million Four Hundred Twenty-eight Thousand Five Hundred Seventy-one (1,428,571) shares outstanding, (iii) One Million Two Hundred Fifty Thousand (1,250,000) shares are designated as Series C Preferred Stock, One Million Two Hundred Fifty Thousand (1,250,000) shares outstanding, (iv) Four Million (4,000,000) shares are designated as Series D Preferred Stock, One Million One Hundred Fifty-six Thousand (1,156,000) shares outstanding, (v) Two Hundred Fifty Thousand (250,000) shares are designated Series E Preferred Stock, One Hundred Thousand (100,000) shares outstanding, (vi) Two Million (2,000,000) shares are designated Series F Preferred Stock, One Million Five Hundred Thirty-six Thousand Nine Hundred Ninety-eight (1,536,998) shares outstanding and (vii) Two Million (2,000,000) shares are designated Series G Preferred Stock, Five Hundred Seventy-five Thousand (575,000) shares outstanding. All outstanding shares of Kintera's common stock and preferred stock are duly authorized, validly issued, fully paid and nonassessable. Kintera has reserved Three Million One Hundred Twenty-eight Thousand (3,128,000)

shares of common stock for issuance pursuant to its 2000 Stock Option Plan, of which Ninety-two Thousand Six Hundred Eighteen (92,618) shares have been issued directly or on exercise of options (and are included in the common stock outstanding number above, excluding exercises after June 30, 2003), Three Million Fifty-four Thousand Five Hundred Eighty-three (3,054,583) shares are subject to existing options (excluding exercises after June 30, 2003) and Nineteen Thousand Two Hundred One (19,201) shares remain available for issuance. Kintera has reserved One Hundred Sixteen Thousand Five Hundred (116,500) shares of common stock pursuant to options granted outside the 2000 Stock Option Plan, of which no shares have been issued directly or on exercise of options. Each outstanding share of Kintera's preferred stock is convertible into one share of Kintera's common stock, subject to adjustment after the date hereof pursuant to Kintera's Certificate of Incorporation and any Certificates of Designation. Except as set forth above, there are no options, warrants, calls, rights, commitments or agreements of any character to which Kintera is a party or by which it is bound obligating Kintera to issue, deliver, sell, repurchase, redeem, or cause to be issued, delivered, sold repurchased or redeemed any shares of Kintera's capital stock. All shares of outstanding Kintera stock were issued in compliance with all applicable federal and state securities laws.

        Section 4.5    No Existing Discussions.    As of the date hereof, Kintera is not engaged, directly or indirectly, in any discussions or negotiations with any party with respect to any merger, consolidation or similar transaction that would result in a Change of Control of Kintera. A "Change of Control of Kintera" shall mean (i) a merger, reorganization or consolidation in which Kintera is a constituent corporation, the sale or exchange by the stockholders of Kintera of all or substantially all of the stock of Kintera, or the sale, exchange or transfer of all or substantially all of Kintera's assets, in any event if the stockholders of Kintera immediately prior to such merger, reorganization, consolidation, sale or exchange do not obtain or retain, directly or indirectly, immediately after the transaction, at least a majority of the beneficial interest in the voting stock or other voting equity of the surviving or acquiring corporation or other surviving or acquiring entity; or (ii) a liquidation or dissolution of Kintera.

        Section 4.6    Litigation.    There is no action, suit, proceeding, claim, arbitration or known investigation pending before any agency, court or tribunal or, to the knowledge of Kintera, threatened, against Kintera any of its subsidiaries, any of its properties or any of its officers or directors (in their capacities as such). There is no judgment, decree or order against Kintera or, to the knowledge of Kintera, any of its directors or officers (in their capacities as such).

ARTICLE V

ADDITIONAL AGREEMENTS

        Section 5.1    Employees.    Target and the Founders will use reasonable commercial efforts in consultation with Kintera to cause those current employees of Target listed on Schedule 5.1 (the "Employees") to accept employment with Kintera beginning immediately following the Closing. Target shall use its reasonable efforts to cause the Employees to execute and deliver to Kintera an Employee Innovations and Proprietary Rights Assignment Agreement in substantially the form provided by Kintera and attached hereto as Exhibit C. The Employees shall be offered employment with Kintera pursuant to the forms of Offer Letter attached hereto as Exhibit B-1 (for Senior Management, as defined below) and Exhibit B-2 (for other Employees).

        Section 5.2    Consents.    Target and the Founders shall use all commercially reasonable efforts to obtain all necessary lien releases, consents, waivers and approvals under its agreements, contracts, licenses or leases as may be necessary or advisable to consummate the transactions contemplated by this Agreement.

        Section 5.3    Brokers or Finders.    Each of Kintera, Merger Sub, Target and the Founders represents, as to itself and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement. Each of Kintera, Merger Sub, Target and the Founders agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

        Section 5.4    Additional Agreements; Reasonable Efforts.    Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other party and providing any information reasonably required by the other party. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Merger Sub with full title to all of the assets, the Founders shall take all such necessary action.

        Section 5.5    Expenses.    *** Parties *** Transaction Documents *** ("Expenses"). *** Target's Expenses *** Target. *** Expenses *** Target *** Founders *** Founders *** Target.

        Section 5.6    Issuance of New Options.    At the Closing, Kintera shall issue options (the "New Options") to purchase an aggregate of 370,000 shares of Kintera Common Stock to *** and an aggregate of 30,000 shares of Kintera Common Stock to *** with Kintera in the allocations set forth on Schedule 5.6 at an exercise price of $*** per share. The New Options shall be non-qualified stock options issued under Kintera's 2000 Stock Option Plan pursuant to the form of Kintera Stock Option Agreement set forth on Exhibit E (the "Option Agreement"). The New Options shall vest as set forth in each *** Option Agreement.

ARTICLE VI

POST-CLOSING COVENANTS

        Section 6.1    Employee Benefits.    All employees of Target or Target Sub who are employed by Kintera on or after the Closing Date shall be new at-will employees of Kintera and any prior employment by Target or Target Sub of such employees shall not affect entitlement to, or the amount of, salary or other cash compensation, current or deferred, which Kintera may make available to its employees.

        Section 6.2    Non-Competition.

          (a)    Scope of Covenant.    Each of the Founders agree that until the date which is the later of *** of the Closing or *** of the termination of such Founder's employment (the "Covenant Period"), none of the Founders will either directly or indirectly, whether as an owner, director, officer, manager, consultant, agent or employee: (i) work for, provide services to or assist in any manner, a "competitor" ***, "competitor" being defined to include any *** Kintera's, Merger Sub's, Target's or Target Sub's *** (collectively the "Restricted Business"); (ii) make or hold any investment in any Restricted Business ***, whether such investment be by way of loan, purchase of stock or otherwise, other than (a) any investment in a publicly traded company that constitutes less than 1% ownership of such company, the name of which does not appear on Kintera's company-wide prohibited investments list, and (b) any indirect investment in a Restricted Business through a mutual fund the primary purpose of which is not investment in Restricted Businesses; or (iii) work for, provide services to or assist in any manner any *** Kintera, Merger Sub, Target or Target Sub ***. For the purposes of this Article VI, *** Kintera, Merger Sub, Target or Target Sub ***.

          (b)    Limitations.    Notwithstanding the foregoing, if (i) a Founder *** Cause *** and (ii) *** Kintera *** Founder's *** Founder by Kintera *** Founder's ***. All of the other terms of such Founder's obligations that are described in Section 6.2(a) shall remain unchanged. "Cause" shall mean any of the following (i) the Founder's theft, fraud, gross negligence or willful misconduct related to the business of Kintera, Merger Sub, Target or Target Sub, or falsification of any Kintera's, Merger Sub's, Target's or Target Sub's documents or records; (ii) the Founder's use or disclosure of Kintera's, Merger Sub's, Target's or Target Sub's confidential or proprietary information in material violation of this Agreement, any employment offer letter with Kintera, Merger Sub, Target or Target Sub, the Employee Innovations and Proprietary Rights and Assignment Agreement or any other written Kintera, Merger Sub, Target or Target Sub policy to which all other employees of the same rank are subject, including the Kintera Employee Handbook (a copy of which Kintera will provide to the Founders as soon as practicable after the same is made generally available to Kintera's employees); (iii) any misconduct by the Founder which has a material and detrimental effect on Kintera's, Merger Sub's, Target's or Target Sub's reputation or business; (iv) the Founder's failure or inability to perform adequately any reasonable assigned duties as determined by Kintera or Merger Sub *** Founder ***; (v) any material violation by the Founder of any material agreement between the Founder and Kintera, Merger Sub, Target or Target Sub, including but not limited to, this Agreement, any employment offer letter with Kintera and the Employee Innovations and Proprietary Rights and Assignment Agreement, or of any material statutory duty to Kintera, Merger Sub, Target or Target Sub or written Kintera policy to which all other employees of the same rank are subject, including the Kintera Employee Handbook *** Founder ***; (vi) the Founder's conviction (including any plea of guilty or nolo contendere) of any felony or crime involving moral turpitude or dishonesty; (vii) Founder's resignation from Kintera, Merger Sub, Target or Target Sub; (viii) Founder's disability ("disability" shall mean the inability of the Founder, in the opinion of a qualified physician acceptable to Kintera or Merger Sub, to perform the major duties of the Founder's position with Kintera, Merger Sub, Target or Target Sub due to sickness or injury); or (ix) any breach by Founder of the obligations contained in Section 6.2 and 6.3 of this Agreement.

        Section 6.3    Non-Solicitation.

          (a)    Nonsolicitation of Customers or Prospects.    Each of the Founders agree that for the Covenant Period, none of the Founders will either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Kintera's, Merger Sub's, Target's or Target Sub's relationship with any of its customers or customer prospects (including the former customers or customer prospects of Target or Target Sub) by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from Kintera, Merger Sub, Target or Target Sub.

          (b)    Nonsolicitation of Kintera's Employees.    Each of the Founders agree that for the Covenant Period, none of the Founders will, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Kintera's, Merger Sub's, Target's or Target Sub's business by soliciting, encouraging or attempting to hire any of Kintera's or the Surviving Corporation's then-current or former employees or encouraging persons having an active application for employment on file with the same to discontinue their employment or terminate their application with Kintera or the Surviving Corporation.

        Section 6.4    Tax Returns.

          (a)   Kintera shall prepare or cause to be prepared for review and comment by the Founders and, after giving reasonable consideration to the comments from the Founders, file or cause to be filed all Returns for Target and Target Sub for all taxable periods ending on or prior to the Closing Date that are filed after the Closing Date. Kintera, Target, Target Sub and the Founders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns pursuant to this Section 6.4 and in connection with any audit, litigation or other proceeding with respect to taxes.

          (b)   Founders and Kintera shall (i) each provide the other, and Kintera shall cause the Surviving Corporation (or any successor), to provide Founders with such assistance as may reasonably be requested by any of them in connection with the preparation of any tax return, audit or other examination by any taxing authority or judicial or administrative proceedings relating to liability for taxes, (ii) each retain and provide the other, and Kintera shall cause the Surviving Corporation (or any successor), to retain and provide Founders with, any records or other information that may be relevant to such tax return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amounts required to be shown on any tax return of the other for any period. Without limiting the generality of the foregoing, Kintera shall retain, and shall cause the Surviving Corporation (or any successor), to retain, and Founders shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all tax returns, supporting work schedules and other records or information that may be relevant to such tax returns for all tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without providing the other party with a reasonable opportunity to review and copy the same.

        Section 6.5    ***.    *** Target *** Kintera *** Target ***. Kintera agrees to indemnify Spencer Hayman for all amounts owed by him as guarantor under such lease and any renewals thereof and shall pay all such indemnity claims by Spencer Hayman within ten (10) days of receipt of each such claim.

ARTICLE VII

CONDITIONS TO THE CLOSING

        Section 7.1    Conditions to Each Party's Obligations.    The respective obligations of each Party to this Agreement shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

          (a)   All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure of which to obtain or comply with would be reasonably likely to have a Material Adverse Effect on Kintera, Merger Sub or (including after the Effective Time) Target or Target Sub or a material adverse effect on the likelihood of the prompt consummation of the transactions contemplated hereby shall have been filed, occurred and been obtained.

          (b)   No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated hereby or limiting or restricting Merger Sub's or Kintera's conduct or operation of the Business after the transactions contemplated hereby shall have been consummated, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic governmental entity seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby which makes the consummation of the transactions contemplated hereby illegal.

        Section 7.2    Additional Conditions to Obligations of Kintera and Merger Sub.    The obligations of Kintera and Merger Sub to effect the transactions contemplated hereby are subject to the reasonable satisfaction of each of the following conditions, any of which may be waived, in writing, by Merger Sub or Kintera:

          (a)   The representations and warranties of Target and the Founders set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement (except to the extent that such representations speak as of an earlier date) and as of the Closing Date as though made on and as of the Closing Date, except (i) for changes contemplated by this Agreement and (ii) that representations and warranties which specifically relate to a particular date or period shall be true and correct as of such date and for such period, and Kintera and Merger Sub shall have received a certificate to such effect, with respect to the representations and warranties set forth in Article III, signed on behalf of Target by an officer of Target authorized to execute agreements on Target's behalf, as well as a like certificate signed by the Founders;

          (b)   Target and the Founders shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Kintera and Merger Sub shall have received a certificate to such effect signed on behalf of Target by an officer of Target, as well as a like certificate signed by the Founders;

          (c)   Kintera and Merger Sub shall have received from Target written evidence that the execution, delivery and performance of Target's obligations under the Transaction Documents have been duly and validly approved and authorized by (i) the Board of Directors, and (ii) the stockholders holding all of the outstanding shares of Target Stock. "Written evidence" shall include copies of applicable resolutions of Target's Board of Directors and stockholders;

          (d)   Each of the Founders who accepts employment with Kintera shall have executed and delivered an Offer Letter in substantially the form attached hereto as Exhibit B-1 and each other Employee who accepts employment with Kintera shall have executed and delivered an offer letter in substantially the form attached hereto as Exhibit B-2;

          (e)   Target stockholders holding all of the outstanding Target Stock shall have executed and delivered the Stockholders Agreement;

          (f)    Kintera and Merger Sub shall have received from Target such other documents as their counsel shall have reasonably requested, in form and substance reasonably satisfactory to such counsel;

          (g)   Target shall have delivered to Kintera and Merger Sub the written consents of all third parties required to complete the Merger;

          (h)   Kintera and Merger Sub shall have completed its due diligence investigation of Target and the Business and shall be satisfied with the results thereof in its sole discretion;

          (i)    Each of the Employees who accepts employment with Kintera shall have executed and delivered to Kintera a form of Employee Innovations and Proprietary Rights Assignment Agreement in substantially the form attached hereto as Exhibit C;

          (j)    Each of the Founders shall have executed a release, in a form reasonably satisfactory to Kintera, releasing Kintera and Merger Sub from all claims against Target or the Surviving Corporation;

          (k)   All outstanding warrants, options or rights of any kind to purchase any securities of Target shall have been exercised, cancelled or terminated, and Kintera and Merger Sub shall have received satisfactory evidence of the foregoing;

          (l)    Each recipient of a New Option shall have executed an Option Agreement granting them the New Options set forth on Schedule 5.6;

          (m)  Kintera shall have received stock certificates representing all outstanding shares of Target Stock;

          (n)   Target and Target Sub shall have terminated any 401(k) plan maintained by them, unless Kintera, in its sole and absolute discretion, agrees to sponsor and maintain such plan by providing Target with written notice of such election. Unless Kintera provides such notice to Target, Kintera shall have received from Target and Target Sub evidence that any such 401(k) plans have been terminated pursuant to resolutions of Target's or Target Sub's Board of Directors (the form and substance of which resolutions shall be subject to review and approval of Kintera) effective as of immediately prior to the Effective Time;

          (o)   The Converted Note shall have been converted into shares of Target common stock;

          (p)   The Second Note shall have been replaced by a new note from Target to Calendar Media representing a maximum amount due by Target of Forty-Four Thousand Four Hundred Forty-Four Dollars ($44,444) in substantially the form set forth in Exhibit F; and

          (q)   Target, Target Sub and the Founders shall have executed and delivered a Termination and Acknowledgement Agreement in substantially the form set forth in Exhibit G.

        Section 7.3    Additional Conditions to Obligations of Target.    The obligation of Target to close the transactions contemplated hereby is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Target:

          (a)   The representations and warranties of each of Kintera and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for (i) changes contemplated by this Agreement and (ii) that representations and warranties which specifically relate to a particular date or period shall be true and correct as of such date and for such period, and Target shall have received a certificate to such effect signed on behalf of Kintera and Merger Sub by an officer of each of Kintera and Merger Sub authorized to execute agreements on Kintera's or Merger Sub's behalf;

          (b)   Kintera and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Target shall have received a certificate to such effect signed on behalf of Merger Sub and Kintera by an officer of Merger Sub and Kintera;

          (c)   Kintera shall have executed and delivered the Stockholders Agreement;

          (d)   Target shall have received from Merger Sub and Kintera, respectively, written evidence that the execution, delivery and performance of Merger Sub's and Kintera's obligations under this Agreement have been duly and validly approved and authorized by the Board of Directors of Merger Sub and the Board of Directors of Kintera;

          (e)   Kintera shall have delivered the Offer Letters in the form attached hereto as Exhibit B-1 to the Founders and in the form attached hereto as Exhibit B-2 to the other Employees;

          (f)    Kintera shall have delivered an Option Agreement to each holder of a New Option in the amount set forth on Schedule 5.6;

          (g)   Kintera shall have delivered a photocopy of the certificates representing the Escrow Securities; and

          (h)   Target shall have received from Kintera and Merger Sub such other documents as its counsel shall have reasonably requested, in form and substance reasonably satisfactory to such counsel.

ARTICLE VIII

ESCROW AND INDEMNIFICATION

        Section 8.1    Survival of Representations and Warranties.    If the Closing occurs, all of the representations and warranties contained in Articles III and IV of this Agreement shall survive until *** from the Closing Date, at which time liability therefor shall cease, except as provided in the last sentence of this Section 8.1. Notwithstanding the foregoing, the representations and warranties contained in Sections *** shall survive indefinitely and the representations and warranties in Section *** shall survive until the lapsing of the appropriate statute of limitations, at which time liability therefor shall cease. The termination of any representation and warranty shall not affect any claim for breaches of representations or warranties (and the breaching Party shall continue to be liable therefor) if written notice thereof is given to the breaching Party or Parties on or prior to such termination date.

        Section 8.2    Indemnification.    Subject to the terms and conditions contained herein, Target's stockholders (the "Indemnifying Parties") shall severally and jointly indemnify, defend and hold harmless Merger Sub and Kintera, their officers, directors, employees and attorneys, all Subsidiaries and affiliates of Merger Sub, and the respective officers, directors, employees and attorneys of such entities (all such persons and entities being collectively referred to as the "Purchaser Group" and individually as an "Indemnified Party") from, against, for and in respect of those losses, damages, costs and expenses (including legal fees and expenses) that any member of the Purchaser Group may sustain or incur to the extent caused by or arising out of any inaccuracy in or breach of any of the representations, warranties or covenants made by Target or the Founders in this Agreement (together with any Adjustment Amount, "Losses") and that are subject to reimbursement as provided in this Section 8.2 as Reimbursable Losses. "Reimbursable Losses" shall mean *** Losses. Notwithstanding the foregoing, each Founder shall severally and jointly indemnify, defend and hold harmless the Purchaser Group for any Reimbursable Losses that result from such Founder's breach of the covenants described in Sections 6.2 and 6.3 of this Agreement. Subject to compliance with this Section 8, the indemnification obligations of the Indemnifying Parties and the repayment of any Reimbursable Losses resulting from an Adjustment Amount may be satisfied *** *** Kintera *** Escrow Securities *** Stated Price *** Escrow Securities *** Reimbursable Losses *** Escrow Securities ***. ***, Kintera *** Reimbursable Losses *** Purchaser Group *** Reimbursable Losses, *** Reimbursable Losses. "Stated Price" shall mean *** per share (subject to adjustment to reflect stock splits, combinations and other similar events affecting the shares of Kintera common stock). The obligations of the Indemnifying Parties in this Section 8 represent the Indemnifying Parties' *** Purchaser Group's *** for any inaccuracy in or breach of any of the representations, warranties or covenants made by Target or the

Founders in this Agreement, as well as any Adjustment Amount, and the Purchaser Group *** Indemnifying Parties *** Indemnifying Parties *** Escrow Securities ***.

        Section 8.3    Escrow Fund.

          (a)   At the Closing, the Escrow Securities shall be issued in the name of each Target stockholder, as set forth on Schedule 1.5, and be deposited with the Escrow Agent. The Escrow Securities shall constitute the "Escrow Fund" and shall be governed by the terms set forth herein and in the Stockholders Agreement. The Escrow Fund shall be available to compensate Merger Sub or Kintera pursuant to the indemnification obligations of the Indemnifying Parties pursuant to Section 8.2. In the event Kintera issues any Additional Escrow Shares (as defined below), such shares will be issued in the name of the Target stockholders and held by the Escrow Agent for the benefit of the Target stockholders and delivered to the Escrow Agent in the same manner as the Escrow Securities delivered at the Closing.

          (b)   Except for dividends paid in stock declared with respect to the Escrow Securities ("Additional Escrow Shares"), which shall be treated as Escrow Securities, any cash dividends will be delivered to the Target stockholders. The Target stockholders will have voting rights for the Escrow Securities deposited in the Escrow Fund so long as such Escrow Securities are held in Escrow.

        Section 8.4    Indemnification Period.    The indemnification period shall terminate *** from the Closing Date (the "Termination Date"); provided, however, that if any of the Escrow Securities as set forth in this Section 8 are necessary to satisfy any unsatisfied claims specified in any Officer's Certificate delivered to Spencer Hayman as agent for the Indemnifying Parties (the "Stockholders' Agent") prior to the Termination Date with respect to facts and circumstances existing prior to the Termination Date, such Escrow Securities shall remain subject to this Section 8 until the resolution of such claims.

        Section 8.5    Disposition of Shares of Kintera Common Stock.    So long as the Shares remain subject to this Section 8, none of such Shares shall be sold, transferred, encumbered, pledged, assigned or otherwise disposed of (a "Disposition") unless the recipient or beneficiary of such Disposition acknowledges and agrees in writing (in form and substance reasonably acceptable to Kintera) that the Shares remain subject to Kintera's rights set forth in this Section 8, and that such recipient or beneficiary will not further dispose of such Shares in any Disposition without first complying with this Section 8.5, as if such recipient or beneficiary were a party to this Agreement for purposes of this ARTICLE VIII.

        Section 8.6    Claims for Indemnification.    If Kintera or the Merger Sub becomes aware of any Losses for which any member of the Purchaser Group will seek indemnification, Kintera or the Merger Sub shall deliver to the Escrow Agent, with a copy to the Stockholders' Agent, on or before the Termination Date, a certificate signed by any officer of Kintera or the Merger Sub (an "Officer's Certificate") stating that with respect to the indemnification obligations set forth in Section 8.2, Losses exist and specifying in reasonable detail the individual items of such Losses included in the amount so stated, the date each such item was paid, properly accrued or arose, the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related and an estimate of attorney's fees and expenses necessary to conclude the matter. If the Stockholders' Agent does not object to such claims within thirty (30) calendar days of the delivery of the Officer's Certificate to the Stockholders' Agent, after delivery of a written notice of cancellation (the "Cancellation Notice") to the Stockholders' Agent, Kintera shall be entitled to receive from the Escrow Agent shares of Escrow Securities on a pro rata basis as among all holders of Shares, with all such Shares to be received from Escrow having an aggregate Stated Price equal to the Reimbursable Losses, and in such event the Escrow Agent shall deliver to Kintera the foregoing number of Escrow Securities. If the Stockholders' Agent objects to such claims within such thirty (30) day period, Kintera shall not receive from the

Escrow Agent shares of Escrow Securities and shall not notify the Escrow Agent to release to Kintera shares of Escrow Securities until such objection is resolved to the mutual satisfaction of Stockholders' Agent and Kintera or pursuant to a final, non-appealable court order. Kintera shall notify each of the Indemnifying Parties of the number of Shares that are subject to cancellation.

        Section 8.7    Challenge of Third Party Claims.

          (a)   Promptly after receipt by Kintera of notice of the assertion or commencement by any third person or entity of any claim, investigation, proceeding or action (collectively, a "Claim") with respect to which any Indemnifying Party may become obligated to indemnify, hold harmless, compensate or reimburse an Indemnified Party pursuant to this ARTICLE VIII, Kintera will, if a claim is to be made against an Indemnifying Party under such Section, give notice to the Stockholders' Agent of the commencement of such Claim, but the failure to notify the Stockholders' Agent will not relieve the Indemnifying Parties of any liability that the Indemnifying Parties may have to any Indemnified Party, except to the extent that the Indemnifying Parties demonstrate that the defense of such action is prejudiced by Kintera's failure to give such notice.

          (b)   The Stockholders' Agent may elect to participate with Kintera in the defense of any third party claim as to which notice is given under Section 8.7(a) at the sole expense of the Indemnifying Parties upon notice delivered to Kintera within ten (10) days of the receipt of the notice provided for in Section 8.7(a). If the Stockholders' Agent elects to participate in the defense of such Claim:

            (i)    the Stockholders' Agent shall use counsel and/or accountants reasonably satisfactory to the Indemnified Party;

            (ii)   the Stockholders' Agent and the Indemnified Party shall keep the other informed of all material developments and events relating to such Claim;

            (iii)  the Stockholders' Agent shall have the right to participate in the defense of such Claim; provided, however, that counsel retained by the Indemnified Party shall be lead counsel in the defense of such Claim; and

            (iv)  the Stockholders' Agent shall not settle, adjust or compromise such Claim without the prior written consent of the Indemnified Party, which shall be given in the Indemnified Party's sole discretion.

        Section 8.8    Objections to Claims.    The Stockholders' Agent may object to the claim on the Officer's Certificate by delivery to Kintera (with a copy to the Escrow Agent) of such objection in writing within thirty (30) calendar days of the delivery of the Officer's Certificate to the Stockholders' Agent. In case the Stockholders' Agent shall so object in writing to any claim or claims by Kintera or Merger Sub made in any Officer's Certificate, Kintera or Merger Sub shall have thirty (30) days to respond in a written statement to the objection of the Stockholders' Agent. If after such thirty (30) day period there remains a dispute as to any claims, the Stockholders' Agent and Kintera or Merger Sub shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders' Agent and Kintera or Merger Sub should so agree, a memorandum setting forth such agreement shall be prepared and signed by both and the distribution, if any, of Escrow Securities shall be made in connection therewith in accordance with Sections 8.2 and 8.6.

        Section 8.9    Resolution of Conflicts and Arbitration.    If no agreement can be reached after good faith negotiation between the parties pursuant to Section 8.8, either Kintera or the Merger Sub or the Stockholders' Agent may, by written notice to the other, demand binding arbitration of the matter unless the amount of the Losses is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration. Any conflicts arbitrated pursuant to this Section 8.9 shall be arbitrated in accordance with the provisions of Section 10.1 of this Agreement.

        Section 8.10    Maximum Payments.    The maximum aggregate number of Escrow Securities deliverable as compensation for Reimbursable Losses to all members of the Purchaser Group from any Indemnifying Party under this Article VIII shall not exceed the number of Escrow Securities allocable to such Indemnifying Party hereunder.

        Notwithstanding anything to the contrary in this Agreement, Kintera and Merger Sub specifically covenant and agree that (i) Kintera and Merger Sub *** Founders *** Founders *** Escrow Securities for the payment of any Reimbursable Losses and (ii) Kintera and Merger Sub shall enforce payment of Reimbursable Losses *** Escrow Securities *** Founders ***. Notwithstanding the foregoing, nothing shall limit the liability in amount or otherwise of any Founder for ***.

        Section 8.11    ***.    If the Closing occurs, the *** Founders ***.

ARTICLE IX

AMENDMENT AND WAIVER

        Section 9.1    Amendment.    This Agreement may not be amended except by an instrument in writing signed on behalf of each of Kintera, Merger Sub, the Stockholders' Agent and any Founder the rights or obligations of whom under this Agreement are materially adversely affected in a manner disproportionate to such Founder's interest in the Shares.

        Section 9.2    Extension; Waiver.    At any time prior to the Closing Date, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered by the other parties pursuant hereto and (iii) waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE X

GENERAL PROVISIONS

        Section 10.1    Arbitration.    If a dispute arises between the parties relating to the interpretation or performance of this Agreement, including the resolutions of claims provided for in Section 8.9, and with the exception of any claim for a temporary restraining order or preliminary or permanent injunctive relief to enjoin any breach or threatened breach hereof, such dispute shall be settled by a single arbitrator, who is mutually agreeable to the parties, with such arbitration to be held in Dover, Delaware, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator must be knowledgeable in the subject matter at issue in the dispute. The arbitrator shall make his or her decision in accordance with the terms of this Agreement and applicable law. Each party shall initially bear its own costs and legal fees associated with such arbitration and Kintera and the Target stockholders shall initially split the cost of the arbitrator, but the prevailing party in any such arbitration shall be entitled to recover from the other party the reasonable attorneys' fees, costs and expenses incurred by such prevailing party in connection with such arbitration. The decision of the arbitrator shall be final and may be sued on or enforced by the party in whose favor it runs in any court of competent jurisdiction at the option of the successful party. The rights and obligations of the parties to arbitrate any dispute relating to the interpretation or performance of this Agreement or the grounds for the termination thereof, shall survive the expiration or termination of this Agreement for any reason. The arbitrator shall be empowered to award specific performance, injunctive relief and other equitable remedies as well as damages, but shall not be empowered to award punitive or exemplary damages.

        Section 10.2    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial overnight delivery service (receipt requested), or within seventy-two (72) hours after being mailed by registered or certified mail (return receipt requested) or when sent via facsimile (with confirmation of receipt) to a facsimile number given below provided that a copy is sent the same day by commercial overnight delivery service (receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)   if to Kintera or Merger Sub, to:

      Kintera, Inc.
      9605 Scranton Rd., Suite 240
      San Diego, CA 92121
      Attention: Harry Gruber, Chief Executive Officer
      Fax: (858) 795-3010
      Tel: (858) 795-3000

      with a copy to:

      Gray Cary Ware & Freidenrich LLP
      4365 Executive Drive, Ste. 1100
      San Diego, CA 92121
      Attention: Rebecca K. Schmitt, Esq.
      Fax: (858) 677-1477
      Tel: (858) 677-1446

          (b)   if to Target, to

      5 Winds, Inc.
      111 John Street, Suite 400

      New York, New York 10038
      Attention: Mr. Spencer Hayman
      Fax: (212) 964-0968
      Tel: (212) 964-9211

      with a copy to:

      Phelps Dunbar, L.L.P.
      365 Canal Street, Suite 2000
      New Orleans, LA 70130
      Attention: Mark A. Fullmer, Esq.
      Fax: (504) 568-9130
      Tel: (504) 584-9324

          (c)   If to a Founder, to:

      Spencer Hayman
      111 John Street, Suite 400
      New York, New York 10038
      Fax: (212) 964-0968
      Tel: (212) 964-9211

      Valerie Myers
      5107 Forest Ridge Drive
      McDonald, PA 15057
      Fax:
      Tel:

      Laura Bykowski Jones
      5107 Wilson Avenue
      Long Beach, NY 11561
      Tel: (516) 432-8849

      Matthew Holland
      1209 Macon Avenue
      Pittsburgh, PA 15218
      Fax:
      Tel:

      David Hilmer
      131 Purchase Street, Apt. D22
      Rye, NY 10580
      Fax:
      Tel:

      Calendar Media Corporation, Inc.
      c/o Murphy & Partners, LP
      45 Rockefeller Plaza, Suite 1960
      New York, NY 10111
      Attention: Philip J. Giordano
      Fax: (212) 332-2920
      Tel: (212) 332-2929

      with a copy to:

      Phelps Dunbar, L.L.P.
      365 Canal Street, Suite 2000
      New Orleans, LA 70130
      Attention: Mark A. Fullmer, Esq.
      Fax: (504) 568-9130
      Tel: (504) 584-9324

          (d)   If to Stockholders' Agent, to:

      Mr. Spencer Hayman
      111 John Street, Suite 400
      New York, New York 10038
      Fax: (212) 964-0968
      Tel: (212) 964-9211

      with a copy to:

      Phelps Dunbar, L.L.P.
      365 Canal Street, Suite 2000
      New Orleans, LA 70130
      Attention: Mark A. Fullmer, Esq.
      Fax: (504) 568-9130
      Tel: (504) 584-9324

        Section 10.3    Interpretation.    When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been provided if requested by the Party to whom such information is to be made available. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement has been drafted by legal counsel representing Kintera, but all Parties have participated in the negotiation of its terms. Each Party acknowledges that it has had an opportunity to review and revise this Agreement, and have it reviewed by legal counsel, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

        Section 10.4    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original as against any party whose signature appears on such counterpart and all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. This Agreement may be executed by facsimile signature.

        Section 10.5    Severability.    In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        Section 10.6    Entire Agreement.    This Agreement (including the schedules and exhibits hereto and the other documents delivered pursuant hereto) and the other Transaction Documents constitute the entire agreement among the Parties concerning the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, other than the Mutual Nondisclosure Agreement, by and between Kintera and Target Sub, dated June 23, 2003.

        Section 10.7    Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to any applicable conflicts of law principles.

        Section 10.8    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties; provided however, Kintera and Merger Sub shall not be required to obtain the consent of the other Parties for any assignment in connection with (a) any merger or consolidation or other reorganization of Merger Sub or Kintera with or into another entity or (b) the sale of substantially all of the assets of Kintera or Merger Sub, provided that in each instance the resulting or surviving entity assumes the obligations of Kintera and Merger Sub hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

        Section 10.9    Third Party Beneficiaries.    Nothing contained in this Agreement is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies or obligations under, or by reason of this Agreement.

        Section 10.10    Disclosure Schedule.    The disclosures in the Disclosure Schedule shall expressly refer to a Section of this Agreement; provided, however, that disclosures in the Disclosure Schedule expressly referring to a Section of this Agreement may incorporate by reference the disclosures in the Disclosure Schedule with respect to any other Section of this Agreement; and provided further, that any fact or circumstance disclosed with respect to a particular Section shall likewise be deemed to be a disclosure with respect to another Section if the fact or circumstance disclosed may likely be deemed pertinent to such other Section.

[remainder of page intentionally left blank]

        IN WITNESS WHEREOF, Kintera, Merger Sub, Target and the Founders have caused this Agreement to be signed by them or their duly authorized representatives.

KINTERA
Kintera, Inc.
By:
Its:
Title:
MERGER SUB
5 Winds Acquisition Corporation
By:
Its:
Title:
TARGET
5 Winds, Inc.
By:
Its:
Title:
FOUNDERS

EXHIBITS(1):

Exhibit A:	Stockholders Agreement
Exhibit B-1:	Form of Founder Offer Letter
Exhibit B-2:	Form of Standard Offer Letter
Exhibit C:	Form of Employee Innovations and Proprietary Rights Assignment Agreement
Exhibit D:	Certificate of Merger
Exhibit E:	Option Agreement
Exhibit F:	New Note
Exhibit G:	Termination and Acknowledgement Agreement
SCHEDULES:
Schedule 1.5	Distribution of Shares and Escrowed Securities
Disclosure Schedule to include:
Schedule 3.3	Outstanding Securities
Schedule 3.8	Computer Equipment, Software and Office Furniture
Schedule 3.9	Intellectual Property Rights
Schedule 3.10	Bank Accounts
Schedule 3.11	Material Contracts
Schedule 3.15	ERISA Affiliates
Schedule 3.17	Employees and Consultants
Schedule 3.18	Litigation
Schedule 3.21	Insurance
Schedule 3.25	Accounts Payable, Receivable and Accrued Expenses at Closing
Schedule 5.1	Employees being Offered Employment by Kintera
Schedule 5.6	Allocation of New Options

(1)
Upon request by the Securities Exchange Commission, the Company will supplementally furnish a copy of any omitted schedule or exhibit from this agreement.

QuickLinks

  Exhibit 2.2
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
ARTICLE I THE MERGER
ARTICLE II CLOSING; ACTIONS AT CLOSING
ARTICLE III REPRESENTATIONS AND WARRANTIES OF TARGET AND THE FOUNDERS
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF KINTERA AND THE MERGER SUB
ARTICLE V ADDITIONAL AGREEMENTS
ARTICLE VI POST-CLOSING COVENANTS
ARTICLE VII CONDITIONS TO THE CLOSING
ARTICLE VIII ESCROW AND INDEMNIFICATION
ARTICLE IX AMENDMENT AND WAIVER
ARTICLE X GENERAL PROVISIONS